Exhibit 10.1

AGREEMENT

REGARDING THE TRANSFER OF PARTS OF UNDERTAKING (I.E. THE SALES BUSINESS)
FROM LANSE AESP AS TO 3-PLAY AS

Parties

The parties of this agreement are:

A) Lanse AESP AS (org.nr: 958 916 205) (Lanse), signed by Per Brose

B) 3-Play AS (org.nr. 986 909 133), (3-Play) signed by Espen Jorgensen

Terms and conditions

1.	The parties of this agreement have the mutual intention to transfer parts of the business of Lanse to 3-Play, as closer defined in the following terms and in appendix no.1 following this agreement.

2.	3-Play purchase the rights to the trade mark NCS (trade mark reg no: 181784) and trade mark Lanse (Application no: 199904162, Registration no: 198810), as these belong to Lanse today. Lanse will arrange for the transfer of these rights to 3-Play AS as soon as possible, and as part of this obligation send the needed notifications to the relevant public registries in Norway and EU to ensure these rights for 3-Play AS for the future.

3.	Lanse will no longer act as a purchaser of equipment in connection to the NCS-system from Draka, Tepas or Elko in the future.

4.	Lanse will at the time of the transfer return all current products to the NCS-suppliers that are not sold to its customers at the same date. Lanse AESP AS will cover all debts regarding its former purchase of such products from those suppliers, total debt of NOK 1 088 953, so that 3 Play has no responsibilities in that connection.

5.	For the future, 3-Play will purchase the following products from AESP at competitive conditions:

*	NCS Patch cords

*	Signamax patch cords

*	Signamax wireless and converters

*	Fibre patch cords

*	Fibre Pig-tails

*	Fibre adapters

3-Play may choose whether to buy the products directly from AESP or from an AESP partner.

3-Play has the intention of maintaining at least the same purchase level as Lanse has today concerning these products.

6.	The right to use the term “Lanse” as a company name (alone or as part of a larger name) and in other respects regarding the marketing of the sales business, will be transferred to 3-Play. After the date of transfer, Lanse is obliged to change its name according to this transfer of undertakipg within 2 weeks and the change is to be registered at the public registers of Norway, such as Bronnoysundregistrene, within the same deadline.

7.	3-Play also receives all marketing and sales equipment from Lanse that has any connection to the NCS system. This also covers the right to the Web site named www.lanse.no and further development of this web site.

8.	The parties agree to cooperate on informing the market, and in special the current customers of the NCS-system, about this transfer of the undertaking from Lanse to 3-Play, with the aim of keeping the business relations to be continued by 3-Play for the future. All written information shall be agreed upon by both parties of this agreement before made available for the recipients. The parties also agree that all information by oral or in other kinds of communications, shall be positive about 3-Play AS and its capability of continuing the business covered by this agreement of transfer.

9.	The customer register of Lanse will be transferred to 3-Play, so that 3-Play can use the information in its future business.

10.	3-Play does not have the capability to engage all the current employees connected to the business that is to be transferred by this agreement. Lanse will seek a voluntarily solution with these 3 employees implying their resignation within the transfer date, so that their employment will not be any obstacle for 3-Play AS after the transfer date. The parrties will provide common information to the employees regarding the economical situation, and give correct information about the future scenarios for their further employment in the business that is to be transferred.

11.	Lanse will contribute to serve possible legal interests of any third party that may be directly or indirectly affected by this agreement, such as seeking approval by licensors concerning all rights that belongs to Lanse as licensee regarding the transfer of such rights to 3-Play, or such as the legal interests of financial institutions serving either of the parties. The parties will also take the necessary actions to secure the needed approvals from public authorities in all respects that public interests might be affected by this agreement.

12.	The transfer is intended to be carried out on 17.7.2004 if all necessary conditions according to this agreement are fulfilled. 3-Play will carry out its business, covered by this agreement, in the business premises of Lanse AESP AS until 31.7.2004. Rental payments for this period are covered as part of the total compensation amount set in this agreement. Further rental payments to Lanse AESP AS for a longer rental period, must be agreed between the parties in a separate contract if necessary .

13.	3-Play undertakes to take over all obligations from 01.08.04 connected to the lease agreement for the car that is presently used by Espen Jorgensen.

14.	3-Play will assist in having the remaining inventory left in Lance sold out within a reasonable time.

15.	Provided all conditions under this agreement have been fulfilled, 3-Play AS pay Lanse AESP AS NOK 1 635 000 as a compensation for the transfer according to this agreement.

The amount shall be paid according to the following schedule:

•	When the transfer according to this agreement takes effect and the conditions mentioned down below are fulfilled: NOK: 1 000 000

•	31.07.2005: NOK: 335 000

•	31.07.2006: NOK: 300 000

3-Play shall for the remaining balance, pay an interest of 3%, and costs, and execute a non- reversible, directly enforceable promissory note (eksigibelt gjeldsbrev) as specified in Appendix 2.

The amount to be paid as the first part payment, shall, within 2 days from the signing of this agreement, be made available on the trust account of Braekhus Dege Advokatfirma ANS (BD), bank account nr: XXXXXXX☑ BD will confirm the receiving of the amount to both parties as soon as the amount is credited the account.

The first payment (of NOK 1 000 000) shall be transferred to the trust account of Seim-Haugen, Steenstrup & Co ( on behalf of Lanse) from the trust account of BD as soon as the following conditions are met:: .

a)	BD receives a written declaration from Seim-Haugen, Steenstrup & Co. Advokatfirma DA, on behalf of Lanse, that they have delivered to the post office the registry form to Bronnoysundregistrene for changing the name of the company Lanse AESP AS according to the obligation in point 6 of this agreement. (Ref. app. no.3)

b)	BD receives a written declaration from Seim-Haugen, Steenstrup & Co. Advokatfirma DA on behalf of Lanse, that they have delivered to the post office the registry form and other necessary documents to Patentstyret to transfer the rights related to point 2 of this agreement. (Ref. app. no.3)

c)	BD receives a written declaration from the financial institutions of Lanse, such approval to be obtained by 3-Play. (Ref app. no.4)

d)	BD receives a written declaration from Espen Jorgensen or Thorbjorn Vestby that the inventory and supply are transferred and accepted to be under their exclusive disposal. (Ref app. no.5)

e)	BD receives a written confirmation that an amount as specified in sec. 4, 2nd sentence has been paid to Seim-Haugen, Steenstrup & Co., in a form as agreed between the parties (ref app. no.6)

Oslo, 16.7.2004.

for Lanse AESP AS	for 3-Play AS
/s/ Per Brose Per Brose	/s/ Thorbjorn Vestby Thorbjorn Vestby e.f.

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